    1400 Toastmaster Drive, Elgin, Illinois 60120 (847) 741-3300 www.middleby.com
The Middleby Corporation Reports First Quarter Results

•Net sales of $927 million
•Adjusted EBITDA of $186 million
•Organic adjusted EBITDA margin of 20.1%
•Operating cash flows of $141 million
•Diluted earnings per share of $1.59 and adjusted net earnings per share of $1.89
•Net leverage reduced to 2.4x

Elgin, Ill, May 8, 2024 - The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net earnings for the first quarter of 2024.

“Near-term demand conditions proved to be difficult as we started 2024. We expect improved conditions for the second quarter and remain optimistic for the remainder of the year, as channel inventories have returned to normalized levels and order activity is trending in a positive direction. Our overall profitability remains strong, despite the low order volumes significantly impacting our residential business. We were pleased to again post record cash flows in the quarter, with expected strong cash generation for the entire year,” said Tim FitzGerald, CEO of The Middleby Corporation.
2024 First Quarter Financial Results

•Net sales decreased 8.0% in the first quarter over the comparative prior year period. Excluding the impacts of acquisitions and foreign exchange rates, sales decreased 8.7% in the first quarter over the comparative prior year period.

•A reconciliation of organic net sales (a non-GAAP measure) by segment is as follows:

	Commercial Foodservice	Residential Kitchen	Food Processing	Total Company
Reported Net Sales Growth	(3.8)%	(21.0)%	(6.2)%	(8.0)%
Acquisitions	0.2%	0.5%	1.0%	0.4%
Foreign Exchange Rates	0.2%	0.9%	0.4%	0.4%
Organic Net Sales Growth (1) (2)	(4.2)%	(22.3)%	(7.7)%	(8.7)%
(1) Organic net sales growth defined as total sales growth excluding impact of acquisitions and foreign exchange rates
(2) Totals may be impacted by rounding

•Adjusted EBITDA (a non-GAAP measure) was $185.8 million in the first quarter compared to $210.9 million in the prior year. A reconciliation of organic adjusted EBITDA (a non-GAAP measure) by segment is as follows:

	Commercial Foodservice	Residential Kitchen	Food Processing	Total Company
Adjusted EBITDA	26.0%	6.4%	23.4%	20.0%
Acquisitions	(0.1)%	0.1%	(0.4)%	(0.1)%
Foreign Exchange Rates	(0.1)%	—%	—%	(0.1)%
Organic Adjusted EBITDA (1) (2)	26.1%	6.3%	23.8%	20.1%
(1) Organic Adjusted EBITDA defined as Adjusted EBITDA excluding impact of acquisitions and foreign exchange rates.
(2) Totals may be impacted by rounding

•Operating cash flows during the first quarter amounted to $140.9 million in comparison to $92.0 million in the prior year period. The total leverage ratio per our credit agreements was 2.4x. The trailing twelve month bank agreement pro-forma EBITDA was $901.3 million.

•Net debt, defined as debt excluding the unamortized discount associated with the Convertible Notes less cash, at the end of the 2024 fiscal first quarter amounted to $2.1 billion as compared to $2.2 billion at the end of fiscal 2023. Our borrowing availability at the end of the first quarter was approximately $2.8 billion.

"We are excited to be showcasing many of our latest Commercial Foodservice innovations at the upcoming National Restaurant Show to be held from May 18th through 21st in Chicago. This year we are proud to have a record eight Middleby products receiving the prestigious Kitchen Innovations Award. Our award-winning products include the latest in automation & robotics, beverage dispense, ventless solutions, and advanced cooking & frying technologies. Our recent product launches of industry leading innovations addressing foodservice trends and operator challenges has positioned us to serve the rapidly evolving needs of the foodservice industry,” concluded Mr. FitzGerald.

Conference Call

The company has scheduled a conference call to discuss the first quarter results at 11 a.m. Eastern/10 a.m. Central Time on May 8th. The conference call is accessible through the Investor Relations section of the company website at www.middleby.com. If website access is not available, attendees can join the conference by dialing (833) 630-1956, or (412) 317-1837 for international access, and ask to join the Middleby conference call. The conference call will be available for replay from the company’s website.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings. Any forward-looking statement speaks only as of the date hereof, and the company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

The Middleby Corporation is a global leader in the foodservice industry. The company develops and manufactures a broad line of solutions used in commercial foodservice, food processing, and residential kitchens. Supporting the company’s pursuit of the most sophisticated innovation, state-of-the-art Middleby Innovation Kitchens and Residential Showrooms showcase and demonstrate the most advanced Middleby solutions. In 2022 Middleby was named a World’s Best Employer by Forbes and is a proud philanthropic partner to organizations addressing food insecurity.

Contact:    John Joyner, VP of Investor Relations, jjoyner@middleby.com

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended
	1st Qtr, 2024	1st Qtr, 2023
Net sales	$926,926	$1,007,396
Cost of sales	580,568	628,661

Gross profit	346,358	378,735

Selling, general and administrative expenses	206,048	215,407
Restructuring expenses	3,177	2,306
Income from operations	137,133	161,022

Interest expense and deferred financing amortization, net	26,274	29,462
Net periodic pension benefit (other than service costs & curtailment)	(3,678)	(2,251)
Other (income) expense, net	(300)	1,896

Earnings before income taxes	114,837	131,915

Provision for income taxes	28,269	32,826

Net earnings	$86,568	$99,089

Net earnings per share:

Basic	$1.61	$1.85

Diluted	$1.59	$1.82

Weighted average number of shares

Basic	53,654	53,594

Diluted	54,394	54,377

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Mar 30, 2024	Dec 30, 2023
ASSETS

Cash and cash equivalents	$341,018	$247,496
Accounts receivable, net	605,180	644,576
Inventories, net	943,679	935,867
Prepaid expenses and other	116,302	112,690
Prepaid taxes	15,744	25,230
Total current assets	2,021,923	1,965,859

Property, plant and equipment, net	508,140	510,898
Goodwill	2,473,323	2,486,310
Other intangibles, net	1,669,472	1,693,076
Long-term deferred tax assets	8,033	7,945
Pension benefits assets	42,817	38,535
Other assets	206,697	204,069

Total assets	$6,930,405	$6,906,692

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$44,543	$44,822
Accounts payable	233,432	227,080
Accrued expenses	562,908	579,192
Total current liabilities	840,883	851,094

Long-term debt	2,370,107	2,380,373
Long-term deferred tax liability	207,806	216,143
Accrued pension benefits	11,991	12,128
Other non-current liabilities	188,379	197,065

Stockholders' equity	3,311,239	3,249,889

Total liabilities and stockholders' equity	$6,930,405	$6,906,692

THE MIDDLEBY CORPORATION
NON-GAAP SEGMENT INFORMATION (UNAUDITED)
(Amounts in 000’s, Except Percentages)

	Commercial Foodservice	Residential Kitchen	Food Processing	Total Company (1)
Three Months Ended March 30, 2024
Net sales	$590,344	$173,899	$162,683	$926,926
Segment Operating Income	$131,658	$4,537	$32,352	$137,133
Operating Income % of net sales	22.3%	2.6%	19.9%	14.8%

Depreciation	7,021	3,805	2,031	13,273
Amortization	13,594	1,802	1,954	17,350
Restructuring expenses	916	922	1,339	3,177
Acquisition related adjustments	496	136	390	1,022
Charitable support to Ukraine	—	—	—	8
Stock compensation	—	—	—	13,822
Segment adjusted EBITDA (2)	$153,685	$11,202	$38,066	$185,785
Adjusted EBITDA % of net sales	26.0%	6.4%	23.4%	20.0%

Three Months Ended April 1, 2023
Net sales	$613,935	$219,958	$173,503	$1,007,396
Segment Operating Income	$136,562	$21,186	$34,687	$161,022
Operating Income % of net sales	22.2%	9.6%	20.0%	16.0%

Depreciation	6,166	3,447	2,097	11,977
Amortization	14,808	2,238	4,137	21,183
Restructuring expenses	893	1,454	(41)	2,306
Acquisition related adjustments	1,603	—	436	2,039
Charitable support to Ukraine	—	—	—	180
Stock compensation	—	—	—	12,232
Segment adjusted EBITDA	$160,032	$28,325	$41,316	$210,939
Adjusted EBITDA % of net sales	26.1%	12.9%	23.8%	20.9%

 (1)  Includes corporate and other general company expenses, which impact Segment Adjusted EBITDA, and amounted to $17.2 million and $18.7 million for the three months ended March 30, 2024 and April 1, 2023, respectively.
  (2)  Foreign exchange rates favorably impacted Segment Adjusted EBITDA by approximately $0.4 million for the three months ended March 30, 2024.

THE MIDDLEBY CORPORATION
NON-GAAP INFORMATION (UNAUDITED)
(Amounts in 000’s, Except Percentages)

	Three Months Ended
	1st Qtr, 2024		1st Qtr, 2023
	$	Diluted per share	$	Diluted per share
Net earnings	$86,568	$1.59	$99,089	$1.82
Amortization (1)	19,137	0.35	22,970	0.42
Restructuring expenses	3,177	0.06	2,306	0.04
Acquisition related adjustments	1,022	0.02	2,039	0.04
Net periodic pension benefit (other than service costs & curtailment)	(3,678)	(0.07)	(2,251)	(0.04)
Charitable support to Ukraine	8	—	180	—
Income tax effect of pre-tax adjustments	(4,838)	(0.09)	(6,286)	(0.12)
Adjustment for shares excluded due to anti-dilution effect on GAAP net earnings (2)	—	0.03	—	0.04
Adjusted net earnings	$101,396	$1.89	$118,047	$2.20

Diluted weighted average number of shares	54,394		54,377
Adjustment for shares excluded due to anti-dilution effect on GAAP net earnings (2)	(737)		(781)
Adjusted diluted weighted average number of shares	53,657		53,596

(1) Includes amortization of deferred financing costs and convertible notes issuance costs.
(2) Adjusted diluted weighted average number of shares was calculated based on excluding the dilutive effect of shares to be issued upon conversion of the notes to satisfy the amount in excess of the principal since the company's capped call offsets the dilutive impact of the shares underlying the convertible notes. The calculation of adjusted diluted earnings per share excludes the principal portion of the convertible notes as this will always be settled in cash.

	Three Months Ended
	1st Qtr, 2024	1st Qtr, 2023
Net Cash Flows Provided By (Used In):
Operating activities	$140,901	$92,002
Investing activities	(16,089)	(36,450)
Financing activities	(28,558)	(63,377)

Free Cash Flow
Cash flow from operating activities	$140,901	$92,002
Less: Capital expenditures	(13,743)	(25,485)
Free cash flow	$127,158	$66,517

NON-GAAP FINANCIAL MEASURES
The company supplements its consolidated financial statements presented on a GAAP basis with this non-GAAP financial information to provide investors with greater insight, increase transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making.  The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. In addition, the non-GAAP financial measures included in this press release do not have standard meanings and may vary from similarly titled non-GAAP financial measures used by other companies.

The company believes that organic net sales growth, non-GAAP adjusted segment EBITDA, adjusted net earnings and adjusted diluted per share measures are useful as supplements to its GAAP results of operations to evaluate certain aspects of its operations and financial performance, and its management team primarily focuses on non-GAAP items in evaluating performance for business planning purposes.

The company also believes that these measures assist it with comparing its performance between various reporting periods on a consistent basis, as these measures remove from operating results the impact of items that, in its opinion, do not reflect its core operating performance including, for example, intangibles amortization expense, impairment charges, restructuring expenses, and other charges which management considers to be outside core operating results.

The company believes that free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities, such as funding acquisitions, repaying debt and repurchasing our common stock.

The company believes that its presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts with the same information that Middleby uses internally for purposes of assessing its core operating performance.